                                                                    EXHIBIT 21.1

                   SUBSIDIARIES OF REGISTRANT




     NetManage UK Ltd. (England)
     NetManage Software GmbH (Germany)
     NetManage, Ltd. (Haifa, Israel)
     NY NetManage (Yerushalayim), Ltd. (Jerusalem, Israel)
     NetManage Japan K.K. (Japan)
     NetManage S.A. (France)
     NetManage (Barbados) Ltd.
     Syzygy Communications, Inc.
     AGE Logic, Inc.
     Maximum Information, Inc.
     U.S. Computer Acquisitions Corporation
     Relay Technology, Inc.
     NetSoft
     Network Software Associates, Inc.
     NetManage Benelux bvba (Belgium)
     NetManage Nordic AB (Sweden)
     Network International Ltd. (England)
     NetManage srl (Italy)


                                      F-1